Exhibit 99.1
FOR RELEASE ON FEBRUARY 24, 2009 at 7:30 a.m. ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Results
For Fourth Quarter 2008
Company reports sequential revenue growth with $26.4 million in revenue, generates $3.5 million in cash from operations and $0.06 EPS
SCOTTSDALE, Ariz., February 24, 2009 — TASER International, Inc. (NASDAQ: TASR) (“TASER” or “the Company”) the market leader in advanced electronic control devices (ECD) today reported financial results for the fourth quarter of 2008 and the year ended December 31, 2008.
For the fourth quarter of 2008 revenues were $26.4 million, a $4.6 million or 15% decrease over the same quarter of the prior year. On a sequential basis, sales increased $3.5 million, driven primarily by incremental growth in international orders, despite a weakening global economy. Operations continued to demonstrate improvement, as gross margin increased to 63.4% in the fourth quarter of 2008, compared to 55.4% in the fourth quarter of 2007, reflecting a more favorable product sales mix and the Company’s continued focus on production efficiency and cost controls. Consistent with our strategy announced last year, research and development expenses increased by $3.2 million, or 268%, in the fourth quarter of 2008 compared to the same period in 2007, reflecting the Company’s ongoing commitment to invest in new technology and product diversification. As a result of the decrease in sales, combined with increased research and development spending and the reversal of a $5.2 million litigation judgment expense, net operating income for the fourth quarter was $6.6 million compared to $7.2 million for the same period a year ago. The net income and diluted earnings per share for the fourth quarter of 2008 were $3.6 million and $0.06, respectively.
Revenue for 2008 was $92.8 million, compared to revenue of $100.7 million in 2007, a decrease of 8%. Despite the decline in revenue, gross margin for the year was 61.4% compared to 57.1% in 2007, driven by the Company’s focus on a lean operating environment. Net income and diluted earnings per share for 2008 were $3.4 million and $0.05, respectively. The Company generated $8.1 million from operating activities during 2008 with ending cash and cash equivalents of $46.9 million and zero debt. The Company also repurchased approximately 1.8 million shares of its common stock for $12.5 million during the second quarter of 2008.
Significant events in the fourth quarter of 2008 include the following:
1.	International sales represented 28% of total net sales for the quarter, compared to 16% in the third quarter of 2008 and 22% in the fourth quarter of 2007. Significant shipments during the quarter included an order for 5,000 TASER® X26™ Electronic Control Devices (ECDs) following an announcement that the UK Government intends to fund 10,000 TASER X26 ECDs for police officers in England and Wales. The Company also received a follow-on order for 550 TASER X26 devices from the Korean National Police Agency, which continues to expand its existing program and shipped 1,000 TASER ECDs to the Brazilian National Guard in December 2008.

2.	Domestically, orders were received from agencies continuing to expand the use of TASER devices to their first responders and from new agencies deploying TASER technology following extensive trial and evaluation. Some of the more significant orders announced during the quarter include the Los Angeles Police Department’s purchase of 1,275 TASER X26 ECDs, the Jacksonville Sheriff’s Office order for 480 TASER X26 ECDs and the Marin County Sheriff’s Office in California, which purchased 101 TASER X26 ECDs and TASER CAM’s.

3.	The Company demonstrated several innovative new products and concepts at the International

Association of Chiefs of Police (IACP) annual conference in San Diego. These included TASER AXON™, TASER Controlled Digital Power Magazine CDPM ™, TASER Shockwave™, and TASER XREP™.

4.	A five-year analysis conducted by the Florida Gulf Coast University Weapons and Equipment Research Institute, funded by the Department of Justice concluded that TASER Devices are a very effective use of force option and lead to less injuries to both suspects and officers. The 104-page report, Less Lethal Weapon Effectiveness, Use of Force, and Suspect & Officer Injuries: A Five-Year Analysis can be found at: http://www.ncjrs.gov/pdffiles1/nij/grants/224081.pdf.

5.	Three (3) more product liability suits were dismissed during the quarter, representing at the end of the quarter a total of seventy-nine (79) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company.

6.	On October 24, 2008 the United States District Court for the Northern District of California eliminated the $5.2 million in punitive damages awarded by the jury in Betty Lou Heston, et al. v. City of Salinas, TASER International, Inc., et al., TASER’s first product liability courtroom loss in June 2008. This is a significant legal finding in the Company’s favor and reduces the estimated total damages from the case by over 97% to only $153,150 in compensatory damages which is covered by the Company’s insurance. As a result, the Company reversed the related $5.2 million litigation judgment expense in the fourth quarter of 2008.

7.	The Company established the new TASER Virtual Systems division headquartered in Carpinteria, California, and appointed former senior Microsoft strategy leader Jas Dhillon, to run the new division. This new division represents the core of TASER’s growth strategy focusing on transforming the Company’s product offering into a network of intelligent devices that create breakthrough informational and tactical capabilities for its customers.
“TASER remains focused on the next phase of growth and development in 2009, at a time when many companies throughout the world continue to view the current economic conditions with trepidation,” said Rick Smith, Chief Executive Officer of TASER International. “2009 is expected to be a transformational year for our Company, as the significant investments in research and development we made in 2008 come to fruition. While I am very excited about the opportunities that are present in 2009, I am most proud of the management team at TASER International, which remained focus on managing a lean and profitable business through serious economic constraints. Our team improved gross margins by over eight percentage points of revenue, even as the top-line contracted. Simultaneously, we have built a world-class software development team at our new TASER Virtual Systems division in California and significantly expanded our hardware development group in Scottsdale. In 2008, we made the decision to nearly triple our research and development investment and I am confident that these bold initiatives will set the company apart in 2009.”
The Company will host its fourth quarter 2008 earnings conference call on Tuesday, February 24, 2009 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-866-783-2146 or 1-857-350-1605. The pass code is 68754228 for both numbers.

About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For investor relations information please contact Katie Pyra by phone at 480-515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.
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TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	December 31, 2008	December 31, 2007

Net Sales	$26,398,218	$31,028,581

Cost of Products Sold:
Direct manufacturing expense	6,878,559	10,662,861
Indirect manufacturing expense	2,778,566	3,228,031

Total Cost of Products Sold	9,657,125	13,890,892

Gross Margin	16,741,093	17,137,689

Sales, general and administrative expenses	10,935,025	8,742,218
Research and development expenses	4,454,930	1,209,950
Litigation judgment expense	(5,200,000)	—

Income from Operations	6,551,138	7,185,521

Interest and other income, net	225,519	744,183

Income before income taxes	6,776,657	7,929,705
Provision for income taxes	3,219,258	3,251,029

Net income	$3,557,399	$4,678,676

Income per common and common equivalent shares
Basic	$0.06	$0.07
Diluted	$0.06	$0.07

Weighted average number of common and common equivalent shares outstanding
Basic	61,762,451	63,167,732
Diluted	63,244,534	66,328,255

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Year Ended
	December 31, 2008	December 31, 2007

Net Sales	$92,845,490	$100,727,191

Cost of Products Sold:
Direct manufacturing expense	26,756,080	31,507,727
Indirect manufacturing expense	9,085,183	11,659,645

Total Cost of Products Sold	35,841,263	43,167,372

Gross Margin	57,004,227	57,559,819

Sales, general and administrative expenses	38,860,729	32,814,170
Research and development expenses	12,918,161	4,421,596

Income from Operations	5,225,337	20,324,053

Interest and other income, net	1,717,967	2,202,186

Income before income taxes	6,943,304	22,526,240
Provision for income taxes	3,534,677	7,499,764

Net Income	$3,408,627	$15,026,476

Income per common and common equivalent shares
Basic	$0.05	$0.24
Diluted	$0.05	$0.23

Weighted average number of common and common equivalent shares outstanding
Basic	62,371,004	62,621,174
Diluted	64,070,869	65,685,667

TASER International, Inc.
Balance Sheets
(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS

Current Assets
Cash and cash equivalents	$46,880,435	$42,801,461
Short-term investments	—	8,499,978
Accounts receivable, net	16,793,553	11,691,553
Inventory	13,467,117	13,506,804
Prepaids and other assets	2,528,539	4,318,661
Current deferred income tax asset	11,031,028	15,608,325

Total Current Assets	90,700,672	96,426,782
Long-term investments	2,498,998	9,006,493
Property and equipment, net	27,128,032	23,599,680
Deferred income tax asset	6,724,104	6,724,104
Intangible assets, net	2,447,011	1,925,139
Other long-term assets	14,970	81,203

Total Assets	$129,513,787	$137,763,401

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$8,073,277	$10,088,139
Current deferred revenue	2,510,645	1,694,644
Customer deposits	312,686	266,728
Deferred insurance settlement proceeds	—	404,848
Current portion of capital lease obligations	—	19,257

Total Current Liabilities	10,896,608	12,473,616
Capital lease obligations, net of current portion	—	11,695
Deferred revenue, net of current portion	4,840,965	3,541,267
Liability for unrecorded tax benefits	1,478,366	1,100,073

Total Liabilities	17,215,939	17,126,651

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock	638	635
Additional paid-in capital	87,663,129	86,911,381
Treasury stock	(14,708,237)	(2,208,957)
Retained earnings	39,342,318	35,933,691

Total Stockholders’ Equity	112,297,848	120,636,750

Total Liabilities and Stockholders’ Equity	$129,513,787	$137,763,401

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Year Ended
	December 31, 2008	December 31, 2007
Net income	$3,408,627	$15,026,476
Depreciation and amortization	2,637,773	2,521,237
Stock-based compensation expense	2,423,885	1,387,966
Net cash provided by operating activities	8,118,007	13,922,833
Net cash provided by investing activities	8,117,426	7,006,410
Net cash provided (used) by financing activities	(12,156,459)	3,098,533
Cash and Cash Equivalents, end of period	$46,880,435	$42,801,461
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